EXHIBIT 3.1.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACCELERATED NETWORKS, INC.

Adopted in accordance with Section 242 of the General Corporation Law of Delaware,

Karen P. Fredericks certifies that:

1.	She is the duly elected Assistant Secretary of Accelerated Networks, Inc., a Delaware corporation (the “Corporation”).

2.	Article I of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The name of this corporation is Occam Networks, Inc. (the “Corporation”).”

3.	This Certificate of Amendment has been duly approved by the Company’s Board of Directors in accordance with Section 242 of the Delaware General Corporation Law.

4.	This Certificate of Amendment has been duly approved by the Company’s stockholders in accordance with Section 242 of the Delaware General Corporation Law.

             I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this Certificate of Amendment is my act and deed.

             Executed at Palo Alto, California, this 14th day of May, 2002.

/s/ KAREN FREDERICKS

Karen P. Fredericks, Assistant Secretary